Exhibit 23.02
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-270013), Form S-4 (No. 333-117914), and Form S-8 (Nos. 333-64179, 333-87593, 333-41944, 333-58046, 333-97729, 333-100426, 333-107832, 333-117913, 333-127971, 333-129072, 333-136118, 333-140942, 333-143880, 333-149131, 333-149132, 333-151851, 333-155314, 333-159778, 333-165438, 333-168295, 333-171154, 333-174242, 333-175416, 333-175417, 333-176477, 333-176663, 333-178369, 333-181535, 333-181539, 333-192514, 333-193299, 333-195987, 333-203546, 333-213340, 333-267681) of eBay Inc. of our report dated April 28, 2022 (except for Notes 7 and 11, as to which the date is May 12, 2023), with respect to the consolidated financial statements of Adevinta ASA included in this Annual Report on Form 10-K/A of eBay Inc.

Ernst & Young AS
Oslo, Norway
May 12, 2023